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                        LIBERTY FINANCIAL COMPANIES, INC.

           EXHIBIT 11 - Statement re Computation of Per Share Earnings (in thousands, except share and per share amounts)



                                    Three Months Ended       Six Months Ended
                                         June 30                  June 30
                                         -------                  -------
                                     1996         1995       1996        1995
                                     ----         ----       ----        ----

Primary net income per common
share:
  Net income                      $   23,058   $   21,082 $   46,880 $   31,161
  Less: cumulative preferred
   dividends                             235          236        471        254
                                  ----------   ---------- ---------- ----------
    Net income available for common
      shareholders                $   22,823   $   20,846 $   46,409 $   30,907
                                  ==========   ========== ========== ==========

Weighted average shares
  outstanding                     28,159,518   27,499,994 27,970,547 25,352,091
 Common stock equivalents          1,451,876    1,284,282  1,466,353  1,160,612
                                  ----------   ---------- ---------- ----------
  Total                           29,611,394   28,784,276 29,436,900 26,512,703
                                  ==========   ========== ========== ==========

  Primary net income per common
   share                               $0.77        $0.72      $1.58      $1.17
                                  ==========   ========== ========== ==========

Fully diluted net income per common share:

  Net income                         $23,058      $21,082    $46,880    $31,161
  Less:  cumulative preferred
  dividends                              235          236        471        254
                                  ----------   ---------- ---------- ----------
    Net income available for common
      shareholders                   $22,823      $20,846    $46,409    $30,907
                                  ==========   ========== ========== ==========

  Weighted average shares
   outstanding                    28,159,518   27,499,994 27,970,547 25,352,091
  Common stock equivalents         1,513,687    1,293,806  1,546,353  1,173,910
                                  ----------   ---------- ---------- ----------
     Total                        29,673,205   28,793,800 29,516,900 26,526,001
                                  ==========   ========== ========== ==========

   Fully diluted net income per
    common share                       $0.77        $0.72     $1.57      $1.17
                                  ==========   ========== ========== ==========

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